Exhibit 10.10(f)

Timothy C. Oliver

Metavante Restricted Stock Award

November 12, 2007 Certificate of Award Agreement

Number of shares awarded:	17,144

Date awarded (“Grant Date”):	November 12, 2007

Vesting Schedule:	33% vests three years after Grant Date

An additional 33% vests four years after Grant Date

An additional 34% vests five years after Grant Date

See the Terms of the Award Agreement and Plan Prospectus for the specific provisions related to this Restricted Stock Award and other important information concerning this Award.

This document is intended as a summary of your individual restricted stock award. If there are any discrepancies between this summary and the provisions of the formal documents of this award, including the Terms of the Award Agreement, Plan Document or Plan Prospectus, the provisions of the formal documents will prevail.

Metavante

Terms of the Award Agreement

1. Form of Award. This award of restricted stock (“Restricted Stock”) is granted under the Metavante 2007 Equity Incentive Plan (the “Plan”) and will become vested in accordance with the schedule contained in the Certificate of Award Agreement (the “Certificate”).

2. Custody of Restricted Stock. The Restricted Stock granted hereunder may be evidenced in such manner as the Company shall determine. The Restricted Stock may be held, along with any stock dividends and other non-cash distributions relating thereto, in custody by the Company or an agent for the Company until it shall become vested. If any certificates are issued for the shares of Restricted Stock, the certificates will bear an appropriate legend as determined by the Company referring to the applicable restrictions. Upon the vesting of the Restricted Stock pursuant to the terms hereof and the satisfaction of any withholding tax obligations pursuant to paragraph 7 below, you will receive vested shares of Common Stock.

3. Rights as Shareholder. You will have the right to vote the Restricted Stock and to receive any cash dividends. However, stock dividends, stock rights or others securities issued with respect to the Restricted Stock shall be forfeitable and subject to the same restrictions as exist regarding the original shares of Restricted Stock.

4. Termination of Employment. Except as provided in paragraph 5 below, if your employment with the Company terminates, the Restricted Stock granted to you that has not vested prior to such time will no longer vest and you shall forfeit all rights (and the Company shall have no further obligation) with respect to such Restricted Stock.

5. Accelerated Vesting. Notwithstanding the vesting schedule reflected in the Certificate, the Restricted Stock will be fully vested upon your termination by the Company for a reason other than Cause within 2 years after a Change in Control of the Company.

6. Award Not Transferable. The Restricted Stock is not transferable except by will or the laws of descent and distribution, and may not be assigned, negotiated, or pledged in any way (whether by operation of law or otherwise), and shall not be subject to execution, attachment or similar process.

7. Tax Withholding Obligations. You will be required to deposit with the Company an amount of cash equal to the amount determined by the Company to be required with respect to any withholding taxes, FICA contributions, or the like in connection with the grant or vesting of the Restricted Stock. Alternatively, the Company may, at its sole discretion, withhold the required amounts from your pay during the pay periods next following the date on which any such applicable tax liability otherwise arises. The Company, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit you to satisfy such tax withholding obligation, in whole or in part by having the Company withhold a number of shares of Common Stock otherwise deliverable having a Fair Market Value sufficient to satisfy the statutory minimum of all or part of your tax obligations associated with the grant or vesting of the Restricted Stock. The Company shall not deliver any of the shares of the Common Stock until and unless you have made the deposit required herein or proper provision for required withholding has been made.

8. Miscellaneous. In the event that the terms hereof and the provisions of the Plan conflict, the Plan shall control. All terms used herein which are not otherwise defined shall have the same meaning as in the Plan.

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